Exhibit 3.5

                    ARTICLES OF INCORPORATION
                                OF
                  NATURAL GAS TECHNOLOGIES, INC.

     I, the undersigned natural person of the age of 21 years or more, a citizen of the State of Texas, acting as incorporator under the Texas Business Corporation Act, hereby adopt the following Articles of Incorporation for such corporation.

                                I.

     The name of the corporation is NATURAL GAS TECHNOLOGIES, INC.

                               II.

     The period of its duration is perpetual.

                               III.

     The purpose of the corporation is to transact any and all lawful business for which corporations may be incorporated.

                               IV.

     The aggregate number of shares which the corporation shall have authority to issue is One Million (1,000,000) shares valued at $ .01 per share. The shares shall be designated as common stock and shall have identical rights and privileges in every respect.

                                V.

     The corporation will not commence business until it has received for the issuance of its shares, consideration of the value of One Thousand Dollars ($1,000.00) consisting of money, labor done or property actually received.

                               VI.

     The shareholders of the corporation hereby delegate to the Board of Directors power to adopt, amend or repeal the By-Laws of the corporation.

                               VII.

     The post office address of the initial registered office of the corporation is 241 Pine, Suite 9 B, Abilene, Taylor County, Texas 79601 and the name of its initial registered agent at such address is Brent Wagman.

     The number of directors constituting the initial Board of Directors is one (1) and the name and address of the person who is to serve as director until the first annual meeting of the shareholders, or until his successor is elected and qualified is:

Brent Wagman
241 Pine, Suite 9 B
Abilene, Texas 79601

                               IX.

     The name and address of the incorporator is:

Mary Beth Wagman
241 Pine, Suite 9 B
Abilene, Texas 79601


     IN WITNESS WHEREOF, I have hereunto set my hand this the 22nd day of April, 1993.



                                          /S/ MARY BETH WAGMAN
                                          Mary Beth Wagman

STATE OF TEXAS        *

COUNTY OF TAYLOR      *

         I, the undersigned Notary Public, do hereby certify that on this the 22nd day of April, 1993, personally appeared before me, Mary Beth Wagman, who being by me duly sworn, declared that she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.



                                          /S/ ANN WHITE
                                          Notary Public, State of Texas

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